SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2004

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 West 35th Street Chicago, IL 60616 (312) 567-4000	1750 Tysons Boulevard Suite 1300 McLean, VA 22102 (703) 918-4480

(Address, including Zip Code and Telephone Number, including
Area Code, of Principal Executive Offices)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a material, definitive agreement.

     On November 1, 2004, Alion Science and Technology Corporation (Alion, the Company) redeemed the Mezzanine Note held by Dr. Bahman Atefi, Alion’s Chief Executive Officer. The Company used approximately $1.05 million in funds from its existing line of credit and available cash flow to pay Dr. Atefi $0.857 million in outstanding principal and approximately $0.194 million in interest accrued from December 20, 2002, through the payment date. There was no prepayment penalty. Illinois Institute of Technology (IIT), principal holder of Alion’s Mezzanine Notes, requested that Alion redeem Dr. Atefi’s note as a condition to IIT’s consent to Alion’s early redemption of its mezzanine debt on October 1, 2004. The earlier redemption was previously disclosed in the Company’s Current Report on Form 8-K filed on October 7, 2004.

     On December 20, 2002, the Company and Dr. Atefi executed the original Mezzanine Note pursuant to a non-qualified deferred compensation agreement. The Company was obligated to repay the Mezzanine Note not later than the six years from the date of issuance with all interest then accrued. The Mezzanine Note bore interest at 12% per annum. Dr. Atefi continues to hold warrants issued to him in connection with the Mezzanine Note.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2004

ALION SCIENCE AND TECHNOLOGY CORPORATION
By:	/s/ Manik K. Rath
Name: Title:	Manik K. Rath Vice President and Deputy General Counsel

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